 As filed with the Securities and Exchange Commission on December 24, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPEED COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1704319
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1303 E. Arapaho Road, Suite 200

Richardson, TX 75081
(Address of principal executive offices, including Zip Code)

Speed Commerce, Inc. 2014 Stock Option and Incentive Plan
(Full title of the plan)

Ryan F. Urness, Esq.	Copy to:
General Counsel and Secretary	Philip T. Colton
Speed Commerce, Inc.	Winthrop & Weinstine, P.A.
1303 E. Arapaho Road,	225 South Sixth Street
Suite 200	Suite 3500
Richardson, TX 75081	Minneapolis, Minnesota 55402
Telephone: (866) 377-3331	Telephone: (612) 604-6400

(Name, address and telephone number

including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

☐ Large accelerated filer   ☒ Accelerated filer   ☐ Non-accelerated filer   ☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common Stock, no par value(1)	6,000,000 shares	$2.86	$17,160,000.00	$1,993.99

(1)

The number of shares being registered consists of 6,000,000 shares of the Registrant’s Common Stock which may be issued under the Speed Commerce, Inc. 2014 Stock Option and Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities which may become issuable pursuant to anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457 (c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high and low sales prices of the Registrant’s Common Stock as of December 19, 2014, as reported on The NASDAQ Global Market.

(3)

Calculated solely for the purpose of determining the registration fee in accordance with Rules 457 (c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high and low sales prices of the Registrant’s Common Stock as of December 19, 2014, as reported on The NASDAQ Global Market.

PART I

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2014 Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Prospectus”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (filed with the SEC on June 23, 2014);

b)	the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 (filed with the SEC on August 8, 2014);

c)	the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 (filed with the SEC on November 10, 2014);

d)	the Registrant’s Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders on October 29, 2014 (filed with the SEC on September 18, 2014);

e)

the Registrant’s Current Reports on Forms 8-K (filed with the SEC on November 26, 2014; October 30, 2014; October 27, 2014; October 3, 2014; August 15, 2014; July 14, 2014; July 14, 2014 (8-KA); July 9, 2014); but in each case excluding all information that is “furnished” and not “filed” therewith; and

f)

the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (filed with the SEC on August 21, 1986 (File No. 0-22982)), pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

The shares of our common stock offered pursuant to this registration statement are registered under Section 12(g) of the Exchange Act. The description of our common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Article VI of the Company's Bylaws provides that the Company shall indemnify its officers and directors in accordance with, and to the extent provided by, Minnesota Business Corporations Act, Section 302A.521 of the Minnesota Statutes, which empowers a Minnesota corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

Article VI of the Registrant’s Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director’s duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.76 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to October 19, 1988, which is the date that this provision in the Registrant’s Articles became effective.

The above discussion of Section 302A.521 and of the Registrant’s Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation. The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 8. Exhibits.

The exhibits to this Registration Statement on Form S-8 are described in the Exhibit Index below.

Item 9. Undertakings.

(a)	Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously described in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas on December 24, 2014.

SPEED COMMERCE, INC.

By: /s/ Ryan F. Urness

Name: Ryan F. Urness

Its: General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes Richard S. Willis and Ryan F. Urness, jointly and severally, his attorney-in-fact, with full power of substitution for him and in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard S Willis	President and Chief Executive Officer and Director	December 24, 2014
Richard S Willis	(principal executive officer)

/s/ Terry J. Tuttle	Chief Financial Officer	December 24, 2014
Terry J. Tuttle	(principal financial and accounting officer)

/s/ Timothy R. Gentz	Chairman of the Board	December 24, 2014
Timothy R. Gentz

/s/ Rebecca Lynn Atchison	Director	December 24, 2014
Rebecca Lynn Atchison

/s/ Monroe David Bryant, Jr.	Director	December 24, 2014
Monroe David Bryant, Jr.

/s/ Stephen F. Duchelle	Director	December 24, 2014
Stephen F. Duchelle

/s/ Frederick C. Green IV	Director	December 24, 2014
Frederick C. Green IV

/s/ Bradley J. Shisler	Director	December 24, 2014
Bradley J. Shisler

/s/ Jeffrey B. Zisk	Director	December 24, 2014
Jeffrey B. Zisk

/s/ Alex Constantinople	Director	December 24, 2014
Alex Constantinople

/s/ Scott Guilfoyle	Director	December 24, 2014
Scott Guilfoyle

Exhibit Index

Exhibit No.	Description

4	Speed Commerce, Inc. 2014 Stock Plan (incorporated by reference to Exhibit A to Company’s Proxy Statement on Form DEF14A filed on September 18, 2014).

5.1*	Opinion and Consent of Winthrop & Weinstine, P.A. as to the legality of Common Stock of the Company.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

24*	Powers of Attorney (included as part of signature page).

*Filed herewith